Unknown;

STOCK EXCHANGE AGREEMENT

Between

CYBER LAW REPORTER, INC.

A Texas corporation

And

EXOUSIA CORP.

A Nevada corporation

Dated as of December 31, 2006

42

TABLE OF CONTENTS

PAGE

1.1

Exchange of Shares

8

1.2

No Fractional Shares

8

1.3

CYLW Shares

8

1.4

Closing

8

2. SALE AND PURCHASE OF SHARES

8

2.1

Sale and Purchase of Shares

8

2.2

Purchase Price

8

2.3

Taxes

8

3. REPRESENTATIONS AND WARRANTIES OF EXOUSIA.

9

3.1

Due Organization; No Subsidiaries; Etc

9

3.2

Certificate of Incorporation and Bylaws; Records

9

3.3

Capitalization, Etc

10

3.4

Financial Statements

11

3.5

Absence of Changes

11

3.6

Title to Assets

13

3.7

Bank Accounts

13

3.8

Receivables; Major Customers

13

3.9

Inventory

14

3.10

Equipment, Etc

14

3.11

Real Property

14

3.12

Proprietary Assets

15

3.13

Contracts

16

3.14

Liabilities; Major Suppliers

17

3.15

Compliance With Legal Requirements

17

3.16

Governmental Authorizations

18

3.17

Tax Matters

19

3.18

Employee and Labor Matters

20

3.19

Benefit Plans; ERISA

21

3.20

Environmental Matters

21

3.21

Sale of Products; Performance of Services

22

3.22

Insurance

23

3.23

Related Party Transactions

24

3.24

Certain Payments, Etc

24

3.25

Proceedings; Orders

25

3.26

Authority; Binding Nature of Agreements.

26

3.27

Non-Contravention; Consents

26

3.28

Full Disclosure

27

3.29

No Other Representations or Warranties.

27

4. REPRESENTATIONS AND WARRANTIES OF CYLW

27

4.1

Due Organization

27

4.2

Authority; Binding Nature of Agreements

27

4.3

Non-Contravention; Consents

28

4.4

Capitalization, Etc

28

4.5

Financial Statements

29

4.6

No Adverse Change

29

4.8

Proceedings

29

4.8

Brokers

29

4.9

No Other Representations or Warranties

29

42

5. PRE-CLOSING COVENANTS OF EXOUSIA

5.1

Access and Investigation

29

5.2

Operation of Business

30

5.3

Filings and Consents

31

54

Notification; Updates to Disclosure Schedule

32

5.5

No Negotiation

33

5.6

Best Efforts

33

5.7

Confidentiality

33

6. PRE-CLOSING COVENANTS OF CYLW

33

6.1

CYLW shall ensure that, during the Pre-Closing Period

35

7. CONDITIONS PRECEDENT TO CYLW'S OBLIGATION TO CLOSE.

33

7.1

Satisfactory Completion of Pre-Acquisition Review

33

7.2

Accuracy of Representations

34

7.3

Performance of Obligations

34

7.4

Approval of CYLW's Board of Directors; Consents

34

7.5

No Material Adverse Change

34

7.6

Closing Documents

34

7.7

No Proceedings

35

7.8

No Claim Regarding Stock Ownership or Sale Proceeds

36

7.9

No Prohibition

35

8. CONDITIONS PRECEDENT TO EXOUSIA'S OBLIGATION TO CLOSE

35

8.1

Accuracy of Representations

35

8.2

CYLW's Performance

35

8.3

Closing Documents

42

9. TERMINATION

9.1

Termination Events

36

9.2

Termination Procedures

36

9.3

Effect of Termination

36

10. INDEMNIFICATION, ETC

37

10.1

Survival of Representations and Covenants

37

10.2

Indemnification by Exousia

37

10.3

Indemnification by CYLW

38

11. MISCELLANEOUS PROVISIONS

38

11.1

Further Assurances

38

11.2

Fees and Expenses

38

11.3

Attorneys' Fees

39

11.4

Notices

39

11.5

Publicity

39

11.6

Time of the Essence

40

11.7

Headings

40

11.8

Counterparts

40

11.9

Governing Law; Venue

40

11.10

Successors and Assigns

40

11.11

Remedies Cumulative; Specific Performance

41

11.12

Waiver

41

11.13

Amendments

41

11.14

Severability

41

11.15

Parties in Interest

41

11.16

Entire Agreement

41

11.17 Construction

42

11.18 Negotiation of Disputes

42

EXHIBITS

Exhibit A:  Certain Definitions

Exhibit B:  Selling Shareholders Address List

Exhibit C:  Opinion Letter

CYBER LAW REPORTER, INC.,

EXOUSIA CORP.

STOCK EXCHANGE AGREEMENT

THIS STOCK EXCHANGE AGREEMENT (the "Agreement") is made and entered into as of December 31, 2006, by and among CYBER LAW REPORTER, INC., a Texas corporation (“CYLW”), and EXOUSIA CORP., a Nevada corporation (“Exousia”).

RECITALS

A.

The shareholders of Exousia ("Selling Shareholders") own or will own as of the Closing 24,899,245 shares of the Common Stock of Exousia (the "Shares"), which will constitute all of the issued and outstanding common stock of Exousia as of the Closing.

B.

Exousia and its Selling Shareholders wish to exchange with CYLW a total of 24,899,245 shares of Exousia, all of the issued and outstanding shares of the Exousia, for 24,899,245 shares of common stock of CYLW (the "Exchange") pursuant to the terms of this Agreement.  Cyber Law shall have no more than 3,534,000 shares issued and outstanding on the date of closing including the 2,570,000 shares disclosed in the Letter of Intent, 600,000 additional shares authorized through the agreement of the Parties and 364,000 shares issued as an equity incentive to investors purchasing debt instruments from CYLW for investment in Exousia during the term of the LOI.  The cost of the 2006 audit shall be the responsibility of the post merger company and CYLW shall have no more than $40,000 in current payables (not including the convertible debt securities) outstanding on the Date of Closing.

C.

It is understood and agreed that, in addition to the shares described above, the following shares will be authorized, reserved and approved for future issuance:

(i)

Pursuant to an agreement between the parties, CYLW sold convertible debt instruments with a conversion right to common stock currently at the last price of equity sold prior to the date of exercise in the amount of $182,000. Subsequent to the merger, these Debt Holders will retain conversion rights and Exousia shall honor the debt obligations as set forth in the debt agreements.

(ii)

Prior to Closing, the Parties have executed a Promissory Note payable to Goldbridge Consulting, LLC in the amount of $480,000 for consulting services performed prior to the date of the merger.  The Note contains a forced conversion clause which requires that it be converted to common stock at a value of $1.00 per share upon the date at which the common stock of CYLW has traded at $1 or more for 20 consecutive days.

D.

The boards of the CYLW and Exousia have, respectively approved the transaction contemplated in this Agreement.

The parties to this Agreement agree as follows:

1.    EXCHANGE OF SHARES TRANSACTION

      1.1

Exchange of Shares.   At the Closing, the Exousia and its Selling Shareholders shall exchange, assign, transfer and deliver to CYLW a total of 24,899,245 of the Shares of Exousia (the "Exchanged Shares") to CYLW, and CYLW shall exchange and deliver to the Selling Shareholders a total of 24,899,245 shares of common stock, $.001 par value, of CYLW (the "CYLW Shares"), on the terms and subject to the conditions set forth in this Agreement.   Each of the Selling Shareholders will exchange with CYLW all of the total Shares owned by such Selling Shareholder.

      1.2

No Fractional Shares.  No fractional shares of CYLW common stock shall be issued in the exchange with CYLW, and no certificates for any such fractional shares shall be issued.  In lieu of such fractional shares, any Selling Shareholder who would otherwise be entitled to receive a fraction of a share of CYLW common stock (after aggregating all fractional shares of CYLW Shares issuable to such holder) shall be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by $1.00.

      1.3

CYLW Shares. The CYLW Shares shall have the voting and other rights set forth in the Articles of Incorporation, as amended, and the Bylaws of CYLW.   In addition, each CYLW Share shall be subject to the restrictions on transfer that apply to each share acquired in a transaction that is not exempt from the registration requirements of the Securities Act.

      1.4

Closing. The closing of the Exchange and the closing of the purchase and sale of the Purchased Shares (as defined in Section 2.1) in accordance with Section 1.4 (the "Closing") shall take place at the offices of Goldbridge Capital, LLC, 1240 Blalock Road, Ste. 150, Houston, Texas 77055 at 10:00 a.m. on December 31, 2006 or the date two business days following the satisfaction of all conditions to the Closing (or at such other place or time as CYLW and Exousia may jointly designate).  For purposes of this Agreement: "Scheduled Closing Time" shall mean the time and date as of which the Closing is required to take place pursuant to this Section 1.4; and "Closing Date" shall mean to the time and date as of which the Closing actually takes place.  At the Closing, the Selling Shareholders shall deliver to CYLW all right title and interest to the Exchanged Shares, duly endorsed and CYLW shall deliver to each Selling Shareholder, as soon as reasonably practical following the Closing, stock certificates for the CYLW Shares issuable to each such Selling Shareholder.

2.    SALE AND PURCHASE OF SHARES.

      2.1

Sale and Purchase of Shares.  At the Closing, the Selling Shareholders shall sell, assign, transfer and deliver a total of 24,899,245 Shares (the "Purchased Shares") to CYLW and CYLW shall purchase the Purchased Shares from the Selling Shareholders, on the terms and subject to the conditions set forth in this Agreement.  Each of the Selling Shareholders will sell to CYLW all of the total Shares owned by such Selling Shareholder.

      2.2     Purchase Price.  At the Closing, CYLW shall issue and deliver a total of 24,899,245 shares to the Selling Shareholders on the terms and subject to the conditions set forth in this Agreement in exchange for the 24,899,245 shares delivered to CYLW at the Closing by the Selling Shareholders.

      2.3     Taxes.  CYLW shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of capital stock of Exousia pursuant to this Agreement such amounts as CYLW or Exousia may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law (or, in the alternative, CYLW at its option may request tax information and other documentation so no withholding is necessary).  To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

3.    REPRESENTATIONS AND WARRANTIES OF EXOUSIA AND SELLING SHAREHOLDERS

      Except as set forth in the disclosure schedules attached hereto (each a "Schedule," and collectively, the "Disclosure Schedule"), as of the date of this Agreement and as of the Closing, Exousia represents and warrants, to and for the benefit of the Indemnitees, as follows:

      3.1

Due Organization; No Subsidiaries; Etc.

            (a) Exousia is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all necessary power and authority:

                  (i) to conduct its business in the manner in which its business is currently being conducted;

                  (ii) to own and use its assets in the manner in which its assets are currently owned and used; and

                  (iii) to perform its obligations under all Exousia Contracts.

            (b)  Exousia has never conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name.

            (c)  Exousia is not required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Part 3.1 of the Disclosure Schedule.  Exousia is in good standing as a foreign corporation in each of the jurisdictions identified in Part 3.1 of the Disclosure Schedule.

            (d)  Part 3.1 of the Disclosure Schedule accurately sets forth (i) the names of the members of Exousia's board of directors, (ii) the names of the members of each committee of Exousia's board of directors, and (iii) the names and titles of Exousia's officers.

            (e)  Neither Exousia nor any of its shareholders has ever approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of Exousia or the winding up or cessation of Exousia's business or affairs.

            (f)  Except as set forth in Part 3.1 of the Disclosure Schedule, Exousia has no subsidiaries, and Exousia has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect interest of any nature in, any Entity.  Exousia has not agreed and is not obligated to make any future investment in or capital contribution to any other Entity.

      3.2

Certificate of Incorporation and Bylaws; Records.

            (a) Exousia has delivered to CYLW accurate and complete copies of:

                  (i) Exousia's certificate of incorporation and bylaws, including all amendments thereto;

                  (ii) the stock records of Exousia; and

                  (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of Exousia, the board of directors of Exousia and all committees of the board of directors of Exousia.

      There have been no officially called and noticed meetings or other proceedings of the shareholders of Exousia, the board of directors of Exousia or any committee of the board of directors of any of Exousia that are not fully reflected in such minutes or other records.

            (b) There has not been any violation of any of the provisions of Exousia's certificate of incorporation or bylaws or of any resolution adopted by Exousia's shareholders, Exousia's board of directors or any committee of Exousia's board of directors; and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result directly or indirectly in such a violation.

            (c) The books of account, stock records, minute books and other records of Exousia are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with sound and prudent business practices. All of the records of Exousia are in the actual possession and direct control of Exousia.  Exousia has in place an adequate and appropriate system of internal controls which is at least as comprehensive and effective as the systems of internal controls customarily maintained by comparable entities.

      3.3

Capitalization, Etc.

            (a) The authorized capital stock of Exousia consists of:

                  (i) 50,000,000 shares of common stock, par value $.001.  5,000,000 shares of Preferred Stock, par value $.001.    24,899,245  shares have been issued and are outstanding as of the date of this Agreement.   No additional shares have or will be issued by Exousia prior to the Closing Date.  No preferred stock has been issued.

                  (ii) CYLW will acquire at the Closing, good and valid title to the Exchanged Shares free and clear of any Encumbrances.    All of such Shares are owned by the Selling Shareholders in the amounts indicated on the Schedule of Shareholders attached as Part 3.3(a) and are being sold to CYLW hereunder.

            (b) All of the Exchanged Shares (i) have been duly authorized and validly issued, (ii) are fully paid and non-assessable, (iii) were issued in compliance with any applicable preemptive or similar rights and (iv) have been issued in full compliance with all applicable securities laws and other applicable Legal Requirements and in compliance with all applicable Contracts.

            (c) Except as set forth in Part 3.3 of the Disclosure Schedule, there is no:

                  (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Exousia;

                  (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Exousia other than the conversion rights of the debenture holders as described above;

                  (iii) Contracts under which Exousia is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or

                  (iv) condition or circumstance that may directly or indirectly give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Exousia.

            (d) Except as set forth in Part 3.3 of the Disclosure Schedule, Exousia has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities.  All securities so reacquired by Exousia, if any, were reacquired in full compliance with the applicable provisions of the applicable state and Federal securities laws.

      3.4

Financial Statements.

            (a) Exousia has delivered to CYLW the following financial statements and notes (collectively, the "Exousia Financial Statements"):

                  (i) the unaudited balance sheet of Exousia as of September 30, 2006, and the related unaudited consolidated statements of operations, changes in shareholders' equity and cash flows of Exousia for the period.

            (b) All of the Exousia Financial Statements are accurate and complete in all material respects.  The financial statements and notes referred to in Section 3.4(a)(i) present fairly the financial position of Exousia as of September 30, 2006 and the results of operations, changes in shareholders' equity and cash flows of Exousia.  The Exousia Financial Statements have been prepared in accordance with generally accepted accounting principles, applied on a consistent basis throughout the periods covered.

      3.5

Absence of Changes.  Except as set forth in Part 3.5 of the Disclosure Schedule, since September 30, 2006.

            (a) there has not been any material adverse change in Exousia's business, condition, assets, liabilities, operations, financial performance or net income (or in any aspect or portion thereof), and no event has occurred that might have a material adverse effect on Exousia's business, condition, assets, liabilities, operations, financial performance or net income (or on any aspect or portion thereof);

            (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of Exousia's assets (whether or not covered by insurance);

            (c) Exousia has not (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

            (d) Exousia has not sold or otherwise issued any shares of capital stock or any other securities other than the debentures mentioned above;

            (e) Exousia has not amended its certificate of incorporation or bylaws and has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

            (f) Exousia has not purchased or otherwise acquired any asset from any other Person, except for supplies and equipment acquired by Exousia in the Ordinary Course of Business;

            (g) Exousia has not leased or licensed any asset from any other Person that is either incorporated in any product or service sold by Exousia or that had lease or license payments that exceeded $25,000 other than in the ordinary course of business;

            (h) Exousia has not sold or otherwise transferred, and has not leased or licensed, any asset to any other Person except for products sold or licensed by Exousia from its inventory in the Ordinary Course of Business;

            (j) Exousia has not written off as uncollectible, or established any extraordinary reserve with respect to, any individual account receivable in an amount of more than $5,000 or other indebtedness owing to Exousia or collectively in an amount of more than $25,000;

            (k) Exousia has not pledged or hypothecated any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance;

            (l) Exousia has not made any loan or advance to any other Person;

            (m) Exousia has not (i) established or adopted any Employee Benefit Plan, or (ii) paid any bonus or made any profit-sharing or similar payment to any directors, officers or employees other than pursuant to Employee Benefit Plans that were established or adopted prior to September 30, 2006, in amounts consistent with prior bonus or profit-sharing amounts, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

            (n) Exousia has not entered into, and neither Exousia nor any of the assets owned or used by Exousia has become bound by, any Contract that is not an Excluded Contract;

            (o) no Contract by which Exousia or any of the assets owned or used by Exousia is or was bound, or under which Exousia has or had any rights or interest (other than an Excluded Contract), has been amended or terminated;

            (p) Exousia has not incurred, assumed or otherwise become subject to any Liability, other than accounts payable (of the type required to be reflected as current liabilities in the "liabilities" column of a balance sheet prepared in accordance with GAAP) incurred by Exousia in the Ordinary Course of Business;

            (q) Exousia has not discharged any Encumbrance or discharged or paid any indebtedness or other Liability, except for accounts payable that (i) are reflected as current liabilities in the "liabilities" column of the unaudited Balance Sheet or have been incurred by Exousia since September 30, 2006 in the Ordinary Course of Business, and (ii) have been discharged or paid in the Ordinary Course of Business;

            (r) Exousia has not forgiven any debt or otherwise released or waived any material right or claim;

            (s) Exousia has not changed any of its methods of accounting or accounting practices in any respect;

            (t) Exousia has not entered into any transactions or taken any other action outside the Ordinary Course of Business; and

            (u) Exousia has not agreed, committed or offered (in writing or otherwise) to take any of the actions referred to in clauses "(c)" through "(t)" above.

      3.6

Title to Assets.

            (a) Exousia owns, and has good, valid and marketable title to, all assets purported to be owned by it, including:

                  (i) all assets reflected on the unaudited Balance Sheet (except for inventory sold by Exousia since September 30, 2006 in the Ordinary Course of Business);

                  (ii) all assets acquired by Exousia since inception  (except for inventory sold by Exousia in the Ordinary Course of Business);

                  (iii) all assets referred to in Parts 3.8, 3.10 and 3.12 of the Disclosure Schedule and all of Exousia's rights under Exousia Contracts; and

                  (iv) all other assets reflected in Exousia's books and records as being owned by Exousia.

      Except as set forth in Part 3.6 of the Disclosure Schedule, all of said assets are owned by Exousia free and clear of any Encumbrances except for any lien for Taxes that are not yet due and payable.

            (b) Part 3.6 of the Disclosure Schedule identifies all assets that are being leased or licensed to Exousia (except for any Proprietary Asset that is licensed to Exousia under any third party software license generally available to the public at a cost of less than $1,000 per copy).

      3.7

Bank Accounts.  Part 3.7 of the Disclosure Schedule accurately sets forth, with respect to each account maintained by or for the benefit of Exousia at any bank or other financial institution:

            (a) the name and location of the institution at which such account is maintained;

            (b) the name in which such account is maintained and the account number of such account;

            (c) a description of such account and the purpose for which such account is used;

            (d) the current balance in such account;

            (e) the rate of interest being earned on the funds in such account; and

            (f) the names of all individuals authorized to draw on or make withdrawals from such account.

      Except as provided in Part 3.7 of the Disclosure Schedule, there are no safe deposit boxes or similar arrangements maintained by or for the benefit of Exousia.

      3.8

Receivables; Major Customers.

            (a) Part 3.8 of the Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of Exousia.

            (b) Except as set forth in Part 3.8 of the Disclosure Schedule, all existing accounts receivable of Exousia (including those accounts receivable reflected on the Unaudited Balance Sheet that have not yet been collected and those accounts receivable that have arisen since September 30, 2006 and have not yet been collected):

                  (i) represent valid obligations of customers of Exousia arising from bona fide transactions entered into in the Ordinary Course of Business; and

                  (ii) are current and expect to be collected in full (without any counterclaim or setoff, subject to write-offs for bad debt not to exceed the reserve for bad debt on the Interim Balance Sheet) or in the Ordinary Course of Business consistent with Exousia's historical collection experience.

            (c) No customer has accounted for more than 10% of Exousia annual revenues in any prior fiscal year.

      3.9

Inventory.  Part 3.9 of the Disclosure Schedule provides an accurate and complete breakdown of all inventory (including raw materials, work in process and finished goods) of Exousia as of September 30, 2006. All of Exousia's existing inventory (including all inventory that is reflected on the Unaudited Balance Sheet and that has not been disposed of by Exousia since September 30:

            (a) is of such quality and quantity as to be usable and saleable by Exousia in the Ordinary Course of Business;

            (b) has been priced at the lower of cost or market value; and

            (c) is free of any material defect or deficiency that is not covered through a third party manufacturer's warranty.

      The inventory levels maintained by Exousia (i) are not excessive in light of Exousia's normal operating requirements, and (ii) are adequate for the conduct of Exousia's operations in the Ordinary Course of Business.

      3.10

Equipment, Etc.

            (a) Part 3.10 of the Disclosure Schedule accurately identifies all equipment, furniture, fixtures, improvements and other tangible assets (other than inventory) owned by Exousia. Part 3.10 also accurately identifies all tangible assets leased to Exousia.

            (b) Each asset identified or required to be identified in Part 3.10 of the Disclosure Schedule:

                  (i) is structurally sound, free of material defects and deficiencies and in good condition and repair (ordinary wear and tear excepted);

                  (ii) complies in all respects with, and is being operated and otherwise used in full compliance with, all applicable Legal Requirements; and

                  (iii) is adequate for the uses to which it is being put.

      The assets identified in Part 3.10 of the Disclosure Schedule are adequate for the conduct of Exousia's business in the manner in which such business is currently being conducted.

      3.11

Real Property. Exousia does not own any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 3.13 of the Disclosure Schedule. Part 3.11 of the Disclosure Schedule provides an accurate description of the premises covered by said leases and the facilities located on such premises.  Exousia enjoys peaceful and undisturbed possession of such premises.

      3.12

Proprietary Assets.

            (a) Part 3.12(a) of the Disclosure Schedule sets forth, with respect to each Proprietary Asset of Exousia registered with any Governmental Body or for which an application has been filed with any Governmental Body, (i) a brief description of such Exousia Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration or application.  Part 3.12(a) of the Disclosure Schedule identifies and provides a brief description of all other material Proprietary Assets owned by Exousia.  Part 3.12(a) of the Disclosure Schedule identifies and provides a brief description of each Proprietary Asset licensed to Exousia by any Person (except for any Proprietary Asset that is licensed to Exousia under any third party software license generally available to the public at a cost of less than $1,000 per copy), and identifies the license agreement under which such Proprietary Asset is being licensed to Exousia. Except as set forth in Part 3.12(a) of the Disclosure Schedule, Exousia has good, valid and marketable title to all of the Proprietary Assets used in its business free and clear of all liens and other Encumbrances, and has a valid right (contractual or otherwise) to use all Proprietary Assets identified in Part 3.12(a) of the Disclosure Schedule. Except as set forth in Part 3.12(a) of the Disclosure Schedule, Exousia is not obligated to make any payment to any Person for the use of any Proprietary Asset. Except as set forth in Part 3.12(a) of the Disclosure Schedule, Exousia has not developed jointly with any other Person any Proprietary Asset with respect to which such other Person has any rights.

            (b) Exousia has taken all commercially reasonable measures and precautions to protect and maintain the confidentiality and secrecy of all Proprietary Assets (except Proprietary Assets whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all Proprietary Assets.  Except as set forth in Part 3.12(a) of the Disclosure Schedule, Exousia has not disclosed or delivered to any Person, or permitted the disclosure or delivery to any Person of, (i) the source code, or any portion or aspect of the source code, of any Proprietary Asset, or (ii) the object code, or any portion or aspect of the object code, of any Proprietary Asset.

            (c) None of the Proprietary Assets infringes or conflicts with any Proprietary Asset owned or used by any other Person except for any inadvertent infringement of which Exousia is unaware that does not impose any material liability on Exousia or cause Exousia to spend any material amount to replace any

Proprietary Assets. Exousia is not infringing, misappropriating or making any unlawful use of, and Exousia has not at any time infringed, misappropriated or made any unlawful use of, or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Proprietary Asset owned or used by any other Person. To the Knowledge of Exousia, no other Person is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Proprietary Asset.

            (d) Except as set forth in Part 3.12(d) of the Disclosure Schedule:

(i) each Proprietary Asset conforms in all material respects with any specification, documentation, performance standard, representation or statement made or provided with respect thereto by or on behalf of Exousia; and (ii) during the last 24 months, there has not been any material claim by any customer or other Person alleging that any Proprietary Asset (including each version thereof that has ever been licensed or otherwise made available by Exousia to any Person) does not conform in all material respects with any specification, documentation, performance standard, representation or statement made or provided by or on behalf of Exousia other than reports of programming errors that (x) occur or are experienced from time to time by customers using Exousia's products in a unique or custom fashion, (y) have been resolved or are resolvable through Exousia's help desk (without the devotion of material additional resources) and (z) are consistent with the experience of Comparable Entities, and, to the knowledge of Exousia, there is no basis for any such claim.

            (e) Proprietary Assets constitute all the Proprietary Assets necessary to enable Exousia to conduct its business in the manner in which such business has been and is being conducted.  Except as set forth in Part 3.12(e) of the Disclosure Schedule, (i) Exousia has not licensed any of its Proprietary Assets to any Person on an exclusive basis, and (ii) Exousia has not entered into any covenant not to compete or Contract limiting its ability to exploit fully any of its Proprietary Assets or to transact business in any market or geographical area or with any Person.

            (f) Except as disclosed in Part 3.12 of the Disclosure Schedule, all Proprietary Assets of Exousia do not and will not contain any viruses, which shall mean any computer code designed to disrupt, disable, harm, or otherwise impede in any manner, the operation of the computer program, or any other associated software, firmware, hardware, or network (including local area or wide-area networks), in a manner not intended by the creator(s) of such software, firmware, hardware, or network.

      3.13

Contracts.

            (a) Part 3.13 of the Disclosure Schedule identifies and provides an accurate and complete description of each Exousia Contract, except for any Excluded Contract.  Exousia has delivered to CYLW accurate and complete copies of all Exousia Contracts identified in Part 3.13 of the Disclosure Schedule, including all amendments thereto.

            (b) Each Exousia Contract is valid and in full force and effect, and is enforceable by Exousia in accordance with its terms. No Exousia Contract contains any term or provision that is extraordinary for similar types of commercial contracts or licenses.

            (c) Except as set forth in Part 3.13 of the Disclosure Schedule:

                  (i) Exousia has not violated or breached, or declared or committed any default under, any Exousia Contract and to Exousia's Knowledge, no other Person has violated, breached or committed any default under any Exousia Contract;

                  (ii) no event has occurred, and no circumstance or condition exists, that reasonably might (with or without notice or lapse of time) (A) result in a violation or breach of any of the provisions of any Exousia Contract by Exousia or, to Exousia's Knowledge by any Person other than Exousia, (B) give any Person (other than Exousia) the right to declare a default or exercise any remedy under any Exousia Contract, (C) give any Person (other than Exousia) the right to accelerate the maturity or performance of any Exousia Contract, or (D) give any Person (other than Exousia) the right to cancel, terminate or modify any Exousia Contract;

                  (iii) Exousia has not received any notice or other communication (in writing or otherwise) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Exousia Contract; and

                  (iv) Exousia has not waived any of its rights under any Exousia Contract.

            (d) To the Knowledge of Exousia, none of its customers under existing Exousia Contracts is insolvent or unable to satisfy its current or future monetary obligations and other obligations and Liabilities to Exousia.

            (e) Except as set forth in Part 3.13 of the Disclosure Schedule:

                  (i) Exousia has never guaranteed or otherwise agreed to cause, insure or become liable for, and Exousia has never pledged any of its assets to secure, the performance or payment of any obligation or other Liability of any other Person; and

                  (ii) Exousia has never been a party to or bound by (A) any joint venture agreement, partnership agreement, profit-sharing agreement, cost-sharing agreement, loss-sharing agreement or similar Contract, or (B) any Contract that creates or grants to any Person, or provides for the creation or grant of, any stock appreciation right, phantom stock right or similar right or interest.

            (f) The performance of the Exousia Contracts will not result in any violation of or failure to comply with any material Legal Requirement.

            (g) No Person is renegotiating, or has the right to renegotiate, any amount paid or payable to Exousia under any Exousia Contract or any other term or provision of any Exousia Contract.

            (h) The Contracts identified in Part 3.13 of the Disclosure Schedule and the Excluded Contracts collectively constitute all of the Contracts necessary to enable Exousia to conduct its business in the manner in which its business is currently being conducted.

            (i) Part 3.13 of the Disclosure Schedule identifies and provides an accurate and complete description of each proposed Contract as to which any bid, offer, award, written proposal, term sheet or similar document has been submitted or received by Exousia since inception.

      3.14

Liabilities; Major Suppliers.

            (a) Exousia has no Liabilities, except for:

                  (i) liabilities identified as such in the "liabilities" column of the Unaudited Balance Sheet;

                  (ii) accounts payable (of the type required to be reflected as current liabilities in the "liabilities" column of a balance sheet prepared in accordance with GAAP) incurred by Exousia in the Ordinary Course of Business since September 30, 2006; and

                  (iii) Exousia's obligations under the Contracts listed in Part 3.13 of the Disclosure Schedule and under Excluded Contracts, to the extent that the existence of such obligations is ascertainable solely by reference to such Contracts.

            (b) Part 3.14 of the Disclosure Schedule:

                  (i) provides an accurate and complete breakdown and aging of Exousia's accounts payable; prepaid customer deposits held by Exousia, and long-term debts;

            (c) Exousia has not paid, and Exousia is not and will not become liable for the payment of, any fees, costs or expenses of any finder, broker or agent related to this transaction.

      3.15

Compliance With Legal Requirements.

            (a) Except as set forth in Part 3.15 of the Disclosure Schedule:

                  (i) Exousia is in material compliance with each Legal Requirement that is applicable to it or to the conduct of its business or the ownership or use of any of its assets;

                  (ii) Exousia has at all times been in material compliance with each Legal Requirement that is or was applicable to it or to the conduct of its business or the ownership or use of any of its assets;

                  (iii) no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute or result directly or indirectly in a violation by Exousia of, or a failure on the part of Exousia to comply with, any material Legal Requirement; and

                  (iv) Exousia has never received, at any time, any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (ii) any actual, alleged, possible or potential obligation on the part of Exousia to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature.

            (b) Exousia has delivered to CYLW an accurate and complete copy of each report, study, survey or other document in Exousia's possession or if not in Exousia's possession of which it is aware and to which Exousia has access that addresses or otherwise relates to the compliance of Exousia with, or the applicability to Exousia of, any Legal Requirement.

            (c) To the Knowledge of Exousia, no Governmental Body has proposed or is considering any Legal Requirement that, if adopted or otherwise put into effect, (i) may have an adverse effect on Exousia's business, condition, assets, liabilities, operations, financial performance, net income or prospects or on the ability of Exousia to comply with or perform any covenant or obligation under any of the Transactional Agreements, or (ii) may have the effect of preventing, delaying, making illegal or otherwise precluding any of the Transactions.

      3.16

Governmental Authorizations.

            (a) Part 3.16 of the Disclosure Schedule identifies:

                  (i) each Governmental Authorization that is held by Exousia; and

                  (ii) each other Governmental Authorization that, to the Knowledge of Exousia and the Selling Shareholders, is held by any of Exousia's employees is necessary in connection with Exousia's business.

      Exousia has delivered to CYLW accurate and complete copies of all of the Governmental Authorizations identified in Part 3.16 of the Disclosure Schedule, including all renewals thereof and all amendments thereto.  Each Governmental Authorization identified or required to be identified in Part 3.16 of the Disclosure Schedule is valid and in full force and effect.

            (b) Except as set forth in Part 3.16 of the Disclosure Schedule:

                  (i) Exousia and its employees are and have at all times been, in material compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.16 of the Disclosure Schedule;

                  (ii) no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any material term or requirement of any Governmental Authorization identified or required to be identified in Part 3.16 of the Disclosure Schedule, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization identified or required to be identified in Part 3.16 of the Disclosure Schedule;

                  (iii) Exousia has never received, and, to the Knowledge of Exousia, no employee of Exousia has ever received, any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination or modification of any

Governmental Authorization; and

                  (iv) all applications required to have been filed for the renewal of the Governmental Authorizations required to be identified in Part 3.16 of the Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and each other notice or filing required to have been given or made with respect to such Governmental Authorizations has been duly given or made on a timely basis with the appropriate Governmental Body.

            (c) The Governmental Authorizations identified in Part 3.16 of the Disclosure Schedule constitute all of the Governmental Authorizations necessary (i) to enable Exousia to conduct its business in the manner in which its business is currently being conducted, and (ii) to permit Exousia to own and use its assets in the manner in which they are currently owned and used.

      3.17

Tax Matters.

            (a) Each Tax required to have been paid, or claimed by any Governmental Body to be payable, by Exousia (whether pursuant to any Tax Return or otherwise) has been duly paid in full or on a timely basis. Any Tax required to have been withheld or collected by Exousia has been duly withheld and collected; and (to the extent required) each such Tax has been paid to the appropriate Governmental Body.

            (b) Part 3.17 of the Disclosure Schedule accurately identifies all Tax Returns required to be filed by or on behalf of Exousia with any Governmental Body with respect to any taxable period beginning January 1, 2005 and ending on or before the Closing Date ("Exousia Returns"). All Exousia Returns (i) have been or will be filed when due, and (ii) have been, or will be when filed, accurately and completely prepared in compliance with all applicable Legal Requirements. All amounts shown on the Exousia Returns to be due on or before the Closing Date, and all amounts otherwise payable in connection with the Exousia Returns on or before the Closing Date, have been or will be paid on or before the Closing Date. Exousia has delivered to CYLW accurate and complete copies of all Exousia Returns filed since inception.

            (c) The Exousia Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with GAAP.

            (d) Except as set forth in Part 3.17 of the Disclosure Schedule, no claim or other Proceeding is pending or has been threatened against or with respect to Exousia in respect of any Tax. There are no unsatisfied Liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by Exousia.

            (e) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of Exousia that, individually or collectively, could give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code.  Exousia is not, and has never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

      3.18

Employee and Labor Matters.

            (a) Part 3.18 of the Disclosure Schedule accurately sets forth, with respect to each employee of Exousia (including any employee of Exousia who is on a leave of absence or on layoff status):

                  (i) the name of such employee and the date as of which such employee was originally hired by Exousia;

                  (ii) such employee's title, and a description of such employee's duties and responsibilities;

                  (iii) the aggregate dollar amount of the compensation (including wages, salary, commissions, director's fees, fringe benefits, bonuses, profit-sharing payments and other payments or benefits of any type) received by such employee from Exousia;

                  (iv) such employee's annualized compensation as of the date of this Agreement;

                  (v) each Current Benefit Plan in which such employee participates or is eligible to participate; and

                  (vi) any Governmental Authorization that is held by such employee and that is necessary in connection with Exousia's business.

            (b) Part 3.18 of the Disclosure Schedule accurately identifies each former employee of Exousia who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (whether from Exousia or otherwise) relating to such former employee's employment with Exousia; and Part 3.18 of the Disclosure Schedule accurately describes such benefits.

            (c) Except as set forth in Part 3.18 of the Disclosure Schedule, Exousia is not a party to or bound by, and Exousia has never been a party to or bound by, any employment agreement or any union contract, collective bargaining agreement or similar Contract.

            (d) The employment of each of Exousia's employees is terminable by Exousia at will. Exousia has delivered to CYLW accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former employees of Exousia, if any.

            (e) To the Knowledge of Exousia:

                  (i) no employee of Exousia intends to terminate his employment with Exousia;

                  (ii) no employee of Exousia has received an offer to join a business that may be competitive with Exousia's business; and

                  (iii) no employee of Exousia is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have a material adverse effect on (A) the performance by such employee of any of his duties or responsibilities as an employee of Exousia, or (B) Exousia's business or operations.

            (f) Exousia is not engaged, and has never been engaged, in any unfair labor practice of any nature. There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting Exousia or any of their employees. There is not now pending, and no

Person has threatened to commence, any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. No event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or provide a basis for the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute.

      3.19

Benefit Plans; ERISA.

            (a) Part 3.19 of the Disclosure Schedule identifies and provides an accurate description of each Current Benefit Plan, if any, and each Past Benefit Plan. Exousia has never established, adopted, maintained, sponsored, contributed to, participated in or incurred any Liability with respect to any Employee Benefit Plan, except for Company Plans identified in Part 3.19 of the Disclosure Schedule; and Exousia has never provided or made available any fringe benefit or other benefit of any nature to any of its employees, except as set forth in Part 3.19 of the Disclosure Schedule.

            (b) Each Current Benefit Plan is being operated and administered in compliance in all material respects with the provisions thereof, and each Company Plan has at all times been operated and administered in compliance in all material respects with the provisions thereof.  Each contribution or other payment that is required to have been accrued or made under or with respect to any Company Plan has been duly accrued and made on a timely basis.

            (c) Except as set forth in Part 3.19 of the Disclosure Schedule, Exousia has not advised any of its employees (in writing or otherwise) that it intends or expects to establish or sponsor any Employee Benefit Plan or to provide or make available any fringe benefit or other benefit of any nature in the future.

      3.20

Environmental Matters.

            (a) Exousia is not liable or potentially liable for any response cost or natural resource damages under Section 107(a) of CERCLA, or under any other so-called "superfund" or "superlien" law or similar Legal Requirement, at or with respect to any site.

            (b) None of the Companies has ever received any notice or other communication (in writing or otherwise) from any Governmental Body or other Person regarding any actual alleged, possible or potential Liability arising from or relating to the presence, generation, manufacture, production, transportation, importation, use, treatment, refinement, processing, handling, storage, discharge, release, emission or disposal of any Hazardous Material. No Person has ever commenced or threatened to commence any contribution action or other Proceeding against Exousia in connection with any such actual, alleged, possible or potential Liability; and no event has occurred, and no condition or circumstance exists, that may directly or indirectly give rise to, or result in Exousia becoming subject to, any such Liability.

            (c) Except as set forth in Part 3.20 of the Disclosure Schedule, Exousia has never generated, manufactured, produced, transported, imported, used, treated, refined, processed, handled, stored, discharged, released or disposed of any Hazardous Material (whether lawfully or unlawfully).  Except as set forth in Part 3.20 of the Disclosure Schedule, Exousia has never permitted (knowingly or otherwise) any Hazardous Material to be generated, manufactured, produced, used, treated, refined, processed, handled, stored, discharged, released or disposed of (whether lawfully or unlawfully):

                  (i) on or beneath the surface of any real property that is, or that has at any time been, owned by, leased to, controlled by or used by Exousia;

                  (ii) in or into any surface water, groundwater, soil or air associated with or adjacent to any such real property; or

                  (iii) in or into any well, pit, pond, lagoon, impoundment, ditch, landfill, building, structure, facility, improvement, installation, equipment, pipe, pipeline, vehicle or storage container that is or was located on or beneath the surface of any such real property or that is or has at any time been owned by, leased to, controlled by or used by Exousia.

            (d) All property that is owned by, leased to, controlled by or used by Exousia, and all surface water, groundwater, soil and air associated with such property:

                  (i) is free of any Hazardous Material and any harmful chemical or physical conditions; and

                  (ii) is free of any material environmental contamination of any nature.

            (e) Each storage tank or other storage container, if any, that is or has been owned by, leased to, controlled by or used by Exousia, or that is located on or beneath the surface of any real property owned by, leased to, controlled by or used by Exousia:

                  (i) is in sound condition; and

                  (ii) has been demonstrated by accepted testing methodologies to be free of any corrosion or leaks.

      3.21

Sale of Products; Performance of Services.

            (a) Each product that has been sold by Exousia and each service that has been performed by any Exousia for any Person:

                  (i) conformed and complied in all in all material respects with the terms and requirements of any applicable warranty or other Contract and with all applicable Legal Requirements; and

                  (ii) was free of any design defects, programming errors, construction defects or other defects or deficiencies at the time of sale other than programming errors that (x) occur or are experienced from time to time by customers using Exousia's products in a unique or custom fashion, (y) have been resolved or are resolvable through Exousia's help desk (without the devotion of material additional resources) and (z) are consistent with the experience of Comparable Entities. All design integration services, repair services, technical, maintenance and other services that have been performed by the Companies were performed properly and in full conformity with the terms and requirements of all applicable warranties and other Contracts and with all applicable Legal Requirements.

            (b) Exousia will not incur or otherwise become subject to any Liability arising directly or indirectly from any product manufactured or sold, or any services performed by Exousia on or at any time prior to the Closing Date except for claims made on warranties in any Contracts entered into prior to the Closing Date which shall not in the aggregate exceed the warranty reserve on the Closing Balance Sheet.

            (c) No product manufactured or sold by Exousia has been the subject of any recall or other similar action; and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such recall or other similar action relating to any such product.

            (d) Except as set forth in Part 3.21 of the Disclosure Schedule, no customer or other Person has ever asserted or threatened to assert any material claim against Exousia (i) under or based upon any warranty provided by or on behalf of Exousia, or (ii) under or based upon any other warranty relating to any product sold by Exousia or any services performed by Exousia. To the Knowledge of Exousia, no event has occurred, and no condition or circumstance exists, that reasonably might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for the assertion of any such claim.

            (e) Exousia has in place and at all times has had in place, an adequate and appropriate quality control system that is at least as comprehensive and effective as the quality control systems customarily maintained by Comparable Entities.

      3.22

Insurance.

            (a) Part 3.22 of the Disclosure Schedule accurately sets forth, with respect to each insurance policy maintained by or at the expense of, or for the direct or indirect benefit of, Exousia:

                  (i) the name of the insurance carrier that issued such policy and the policy number of such policy;

                  (ii) whether such policy is a "claims made" or an "occurrences" policy;

                  (iii) a description of the coverage provided by such policy and the material terms and provisions of such policy (including all applicable coverage limits, deductible amounts and co-insurance arrangements and any non-customary exclusions from coverage);

                  (iv) the annual premium payable with respect to such policy, and the cash value (if any) of such policy; and

                  (v) a description of any claims pending, and any claims that have been asserted in the past, with respect to such policy.

      Part 3.22 also identifies (1) each pending application for insurance that has been submitted by or on behalf of Exousia, and (2) each self-insurance or risk-sharing arrangement affecting Exousia or any of its assets. Exousia has delivered to CYLW accurate and complete copies of all of the insurance policies identified in Part 3.22 of the Disclosure Schedule (including all renewals thereof and endorsements thereto) and all of the pending applications identified in Part 3.22 of the Disclosure Schedule.

            (b) Each of the policies identified in Part 3.22 of the Disclosure Schedule is valid, enforceable and in full force and effect. All of the information contained in the applications submitted in connection with said policies was (at the times said applications were submitted) accurate and complete, and all premiums and other amounts owing with respect to said policies have been paid in full on a timely basis. The nature, scope and dollar amounts of the insurance coverage provided by said policies are sufficient to adequately insure Exousia's business, assets, operations, key employees, services and potential liabilities.

            (c) Except as set forth in Part 3.22 of the Disclosure Schedule, there is no pending claim under or based upon any of the policies identified in Part 3.22 of the Disclosure Schedule; and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such claim.

            (d) Exousia has not received:

                  (i) any notice or other communication (in writing or otherwise) regarding the actual or possible cancellation or invalidation of any of the policies identified in Part 3.22 of the Disclosure Schedule or regarding any actual or possible adjustment in the amount of the premiums payable with respect to any of said policies;

                  (ii) any notice or other communication (in writing or otherwise) regarding any actual or possible refusal of coverage under, or any actual or possible rejection of any claim under, any of the policies identified in Part 3.22 of the Disclosure Schedule; or

                  (iii) any indication that the issuer of any of the policies identified in Part 3.22 of the Disclosure Schedule may be unwilling or unable to perform any of its obligations thereunder.

      3.23

Related Party Transactions. Except as set forth in Part 3.23 of the Disclosure Schedule:

            (a) no Related Party has, and no Related Party has at any time since September 30, 2006 had, any direct or indirect interest of any nature in any asset used in or otherwise relating to the business of Exousia;

            (b) no Related Party is, or has at any time since September 30, 2006 been, indebted to Exousia;

            (c) since September 30, 2006, no Related Party has entered into, or has had any direct or indirect financial interest in, any Contract, transaction or business dealing of any nature involving Exousia;

            (d) no Related Party is competing, or has at any time since September 30, 2006 competed, directly or indirectly, with Exousia in any market served by Exousia;

            (e) no Related Party has any claim or right against Exousia; and

            (f) no event has occurred, and no condition or circumstance exists, that reasonably might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any claim or right in favor of any Related Party against Exousia.

      3.24

Certain Payments, Etc. Neither Exousia, nor any officer, employee, agent or other Person  associated with or acting for or on behalf of Exousia, has at any time, directly or indirectly:

            (a) used any corporate funds (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (ii) to make any unlawful payment to any governmental official or employee, or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature;

            (b) intentionally made any false or fictitious entry, or failed to make any entry that should have been made, in any of the books of account or other records of Exousia;

            (c) made any payoff, influence payment, bribe, rebate, kickback or unlawful payment to any Person;

            (d) performed any favor or given any gift which was not deductible for federal income tax purposes;

            (e) made any unlawful payment to any Person, or provided any unlawful favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for (i) favorable treatment in securing business, or (ii) any other special concession; or

            (f) agreed, committed, offered or attempted to take any of the actions described in clauses "(a)" through "(e)" above.

      3.25

Proceedings; Orders.

            (a) Except as set forth in Part 3.25 of the Disclosure Schedule, there is no pending Proceeding, and no Person has threatened to commence any Proceeding:

                  (i) that involves Exousia or that otherwise relates to or reasonably might affect Exousia's business or any of the assets owned or used by Exousia (whether or not Exousia is named as a party thereto); or

                  (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions.

      Except as set forth in Part 3.25 of the Disclosure Schedule, no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

            (b) Except as set forth in Part 3.25 of the Disclosure Schedule, since inception no Proceeding has ever been commenced by or against Exousia; and no Proceeding otherwise involving or relating to Exousia has been pending or to Exousia's Knowledge threatened at any time.

            (c) Exousia has delivered to CYLW accurate and complete copies of all pleadings, correspondence and other written materials to which Exousia has access that relate to the Proceedings identified in Part 3.25 of the Disclosure Schedule.

            (d) There is no Order to which Exousia, or any of the assets owned or used by Exousia, is subject; and none of the Selling Shareholders is subject to any Order that relates to Exousia's business or to any of the assets owned or used by Exousia.

            (e) To the Knowledge of Exousia, no officer or employee of Exousia is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to Exousia's business.

            (f) There is no proposed Order that, if issued or otherwise put into effect, (i) may have an adverse effect on Exousia's business, condition, assets, liabilities, operations, financial performance or net income (or on any aspect or portion thereof) or on the ability of Exousia to comply with or perform any covenant or obligation under any of the Transactional Agreements, or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

      3.26

Authority; Binding Nature of Agreements.

            (a) Exousia has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by Exousia of this Agreement have been duly authorized by all necessary action on the part of Exousia, its board of directors and officers, and Selling Shareholders. This Agreement constitutes the legal, valid and binding obligation of Exousia, enforceable against Exousia in accordance with its terms.

      3.27

Non-Contravention; Consents. Except as set forth in Part 3.27 of the Disclosure Schedule, neither the execution and delivery of any of the Transactional Agreements, nor the consummation or performance of any of the Transactions, will to the Knowledge of Exousia directly or indirectly (with or without notice or lapse of time):

            (a) contravene, conflict with or result in a violation of (i) any of the provisions of Exousia's certificate of incorporation or bylaws, or (ii) any currently effective resolution adopted by Exousia's shareholders, Exousia's board of directors or any committee of Exousia's board of directors;

            (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Exousia or any of the Selling Shareholders, or any of the assets owned or used by Exousia, is subject;

            (c) cause Exousia, CYLW or any affiliate of CYLW to become subject to, or to become liable for the payment of, any Tax;

            (d) cause any of the assets owned or used by Exousia to be reassessed or revalued by any taxing authority or other Governmental Body;

            (e) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Exousia or any of its employees or that otherwise relates to

Exousia's business or to any of the assets owned or used by Exousia;

            (f) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Exousia Contracts (other than any Excluded Contract);

            (g) give any Person the right under any Exousia Contract (other than any Excluded Contract) to, (i) declare a default or exercise any remedy under any Exousia Contracts, (ii) accelerate the maturity or performance of any Exousia Contracts, or (iii) cancel, terminate or modify any Exousia Contract;

            (h) contravene, conflict with or result in a violation or breach of or a default under any provision of, or give any Person the right to declare a default under, any Contract to which any of the Selling Shareholders is a party or by which any of the Selling Shareholders is bound; or

            (i) result in the imposition or creation of any Encumbrance upon or with respect to any material asset owned or used by Exousia.

      Except as set forth in Part 3.27 of the Disclosure Schedule, neither Exousia nor any of the Selling Shareholders was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of any of the Transactional Agreements or the consummation or performance of any of the Transactional.

      3.28

Full Disclosure.

            (a) None of the Transactional Agreements contains or will contain any material untrue statement of fact; and none of the Transactional Agreements omits or will omit to state any material facts necessary to make any of the representations, warranties or other statements or information contained therein not misleading in light of the circumstances in which they were made.

            (b) Except as set forth in Part 3.28 of the Disclosure Schedule, there is no fact within the Knowledge of Exousia (other than publicly known facts relating exclusively to political or economic matters of general applicability that will adversely affect all Comparable Entities) that (i) might have a material adverse effect on Exousia's business, condition, assets, liabilities, operations, financial performance or net income (or on any aspect or portion thereof) or on the ability of Exousia or any of the Selling Shareholders to comply with or perform any covenant or obligation under any of the transactional

Agreements, or (ii) may have the effect of preventing, delaying, making illegal or otherwise preventing any of the Transactions.

            (c) All of the information set forth in the Disclosure Schedule is accurate and complete in all respects.

            (d) Exousia has provided CYLW and CYLW's Representatives with full and complete access to all of Exousia's records and other documents and data.

      3.29

No Other Representations or Warranties. Exousia shall not be deemed to have made to CYLW or to any other Person any representation or warranty other than as expressly made in this Agreement or any other Transactional Agreement, in the Disclosure Schedule or in the Closing Certificate. Without limiting the generality of the foregoing, Exousia makes no representation or warranty with respect to any projections, estimates or budgets relating to future operations or results of operations of Exousia heretofore delivered or made available to CYLW or any of its Representatives.

4.    REPRESENTATIONS AND WARRANTIES OF CYLW

      CYLW represents and warrants, to and for the benefit of the Exousia, as follows:

      4.1

Due Organization. CYLW is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all necessary power and authority to conduct its business in the manner in which its business is currently being conducted and to own and use its assets in the manner in which its assets are currently owned and used.  CYLW is not required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction except where the failure to be so qualified has not had and reasonably is not expected to have a material adverse effect on the business or financial condition of CYLW.

      4.2

Authority; Binding Nature of Agreements. CYLW each has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under the Transaction Agreements; and the execution, delivery and performance by CYLW of the Transaction Agreements have been duly authorized by all necessary action on the part of CYLW and its board of directors and officers. This Agreement constitutes the legal, valid and binding obligation of CYLW, enforceable against CYLW in accordance with its terms.

      4.3

Non-Contravention; Consents. Except as set forth in Part 4.3 of the Disclosure Schedule, neither the execution and delivery of any of the Transactional Agreements, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time):

            (a) contravene, conflict with or result in a violation of (i) any of the provisions of CYLW's certificate of incorporation or bylaws, or (ii) any resolution adopted by CYLW's stockholders, CYLW's board of directors or any committee of CYLW's board of directors;

            (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which CYLW or any of the assets owned or used by CYLW, is subject;

            (c) cause CYLW or any affiliate of CYLW to become subject to, or to become liable for the payment of, any Tax;

            (d) cause any of the assets owned or used by CYLW to be reassessed or revalued by any taxing authority or other Governmental Body;

            (e) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by CYLW or any of their respective employees or that otherwise relates to CYLW's business or to any of the assets owned or used by CYLW;

            (f) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Contracts of CYLW;

            (g) give any Person the right under any CYLW Contracts (other than Excluded Contracts) to (i) declare a default or exercise any remedy under any Contracts of CYLW, (ii) accelerate the maturity or performance of any Contracts of CYLW, or (iii) cancel, terminate or modify any Contracts of CYLW; or

            (h) result in the imposition or creation of any Encumbrance upon or with respect to any material asset owned or used by CYLW.

Except as set forth in Part 4.3 of the Disclosure Schedule, neither CYLW was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of any of the Transactional Agreements or the consummation or performance of any of Transactions contemplated by this Agreement.

4.4

Capitalization, Etc.

            (a) The authorized capital stock of CYLW consists of:

                  (i) 50 million shares of common stock having a par value of $.001 per share, 3,534,000 of which is outstanding as of the date of this Agreement;

                  (ii) [Reserved]

            (b) Upon Closing and the issuance of the CYLW Shares pursuant to this Agreement, the following shares of capital stock of CYLW will be issued and outstanding:

(i)

28,433,245 shares of common stock; and

(ii)

certain additional shares shall be reserved for future issuance as set forth at Item C of the Recitals and which are incorporated herein by reference.

            (c) The CYLW Shares when issued and delivered in accordance with this Agreement in the Exchange shall be duly and validly authorized and issued, fully paid and nonassessable.

      4.5

Financial Statements. CYLW has delivered to Exousia the audited balance sheet of CYLW as of December 31, 2005, and the related statements of operations, changes in shareholders' equity and cash flows (collectively, the CYLW Financial Statements"). All of the CYLW Financial Statements are believed to be accurate and complete in all respects, subject to normal year-end audit adjustments.  The CYLW Financial Statements have been prepared in accordance with generally accepted accounting principles, applied on a consistent basis throughout the periods covered.

      4.6

No Adverse Change. There has not been any material adverse change in CYLW’s business, condition, assets, liabilities, operations, financial performance or net income (or in any aspect or portion thereof) since September 30, 2006.

      4.7

Proceedings.

            (a) There is no pending Proceeding, and no Person has threatened to commence any Proceeding:

                  (i) that involves CYLW or that otherwise relates to or reasonably might affect CYLW's business or any of the assets owned or used by CYLW (whether or not CYLW is named as a party thereto); or

                  (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions.

            (b) No event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

      4.8

Brokers.  CYLW has not agreed or become obligated to pay, and has not taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder's fee or similar commission or fee in connection with any of the Transactions.

      4.9

No Other Representations or Warranties. CYLW shall not be deemed to have made to Exousia, the Selling Shareholders or to any other Person any representation or warranty other than as expressly made in this Agreement or any other Transaction Agreement, in the Closing Certificate.  Without limiting the generality of the foregoing, CYLW does not makes any representation or warranty with respect to any projections, estimates or budgets relating to future operations or results of operations of CYLW heretofore delivered or made available to Exousia or any of their Representatives.

5.    PRE-CLOSING COVENANTS OF EXOUSIA

      5.1

Access and Investigation. Exousia shall ensure that, at all times during the Pre-Closing Period:

            (a) Exousia and its Representatives provide CYLW and its Representatives with free and complete access to Exousia's Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Companies;

            (b) Exousia and its Representatives provide CYLW and its Representatives with such copies of existing books, records, Tax Returns, work papers and other documents and information relating to Exousia as CYLW may request in good faith; and

            (c) Exousia and its Representatives compile and provide CYLW and its Representations with such additional financial, operating and other data and information regarding Exousia as CYLW may request in good faith.

      5.2

Operation of Business. Exousia shall use Best Efforts to ensure that, during the Pre-Closing Period:

            (a) none of the Selling Shareholders directly or indirectly sells or otherwise transfers, or offers, agrees or commits (in writing or otherwise) to sell or otherwise transfer, any of the Shares or any interest in or right relating to any of the Shares;

            (b) none of the Selling Shareholders permits, and none of the Selling Shareholders offers, agrees or commits (in writing or otherwise) to permit, any of the Shares to become subject, directly or indirectly, to any Encumbrance;

            (c) Exousia preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its relations and good will with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with Exousia;

            (d) Exousia keeps in full force all insurance policies identified in Part 3.22 of the Disclosure Schedule, if any;

            (e) Except as otherwise prohibited by law, Exousia's officers confer regularly with CYLW concerning operational matters and otherwise report regularly to CYLW concerning the status of Exousia's business, condition, assets, liabilities, operations, financial performance and prospects;

            (f) Exousia immediately notifies CYLW of any inquiry, proposal or offer from any Person relating to any Acquisition Transaction;

            (g) Exousia and its officers use their Best Efforts to operate the business prudently and in the Ordinary Course of Business, consistent with past practices, and Exousia’s current business plan which includes the development of the application service provider and total service provider businesses using Exousia’s current product offerings;

            (h) Exousia does not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and does not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities except for the redemption of the Series A and Series B preferred stock in accordance with this Agreement and the cash-out of certain outstanding options prior to the Closing in accordance with this Agreement;

            (i) Exousia does not sell or otherwise issue any shares of capital stock or any other securities other than upon the exercise of outstanding warrants or options;

            (j) Exousia does not amend its certificate of incorporation or bylaws, and does not effect or become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

            (k) Exousia does not form any subsidiary or acquire any equity interest or other interest in any other Entity;

            (l) Exousia does not make any capital expenditure, except for capital expenditures that are made in the Ordinary Course of Business and that, when added to all other capital expenditures made on behalf of Exousia during the Pre-Closing Period, do not exceed $100,000 in the aggregate without prior written notice to CYLW;

            (m) Exousia does not enter into or permit any of the assets owned or used by Exousia to become bound by any Contract, except for any Excluded Contract;

            (n) Exousia does not incur, assume or otherwise become subject to any Liability, except for current liabilities (of the type required to be reflected in the "liabilities" column of a balance sheet prepared in accordance with GAAP) incurred in the Ordinary Course of Business;

            (o) Exousia does not establish or adopt any Employee Benefit Plan, and does not pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

            (p) Exousia does not change any of its methods of accounting or accounting practices in any material respect;

            (q) Exousia does not make any Tax election;

            (r) Exousia does not commence any Proceeding;

            (s) Exousia does not enter into any transaction or take any other action of the type referred to in Section 3.5;

            (t) Exousia does not knowingly enter into any transaction or take any other action that reasonably might cause or constitute a Breach of any representation or warranty made by Exousia in this Agreement or in the Closing Certificate; and

            (u) Exousia does not agree, commit or offer (in writing or otherwise), and does not attempt, to take any of the actions described in clauses "(i)" through "(t)" of this Section 5.2.

      5.3

Filings and Consents. Exousia shall ensure that:

            (a) each other filing or notice required to be made or given (pursuant to any applicable Legal Requirement, Order or Contract, or otherwise) by Exousia in connection with the execution and delivery of any of the Transactional Agreements or in connection with the consummation or performance of any of the Transactions (including each of the filings and notices identified in Part 3.28 of the Disclosure Schedule) is made or given as soon as possible after the date of this Agreement;

            (b) each Consent required to be obtained (pursuant to any applicable Legal Requirement, Order or Contract, or otherwise) by Exousia in connection with the execution and delivery of any of the Transactional Agreements or in connection with the consummation or performance of any of the Transactions (including each of the Consents identified in Part 3.28 of the Disclosure Schedule) is obtained as soon as possible after the date of this Agreement and remains in full force and effect through the Closing Date;

            (c) Exousia promptly delivers to CYLW a copy of each filing made, each notice given and each Consent obtained by Exousia during the Pre-Closing Period; and

            (d) during the Pre-Closing Period, Exousia and its Representatives cooperate with CYLW and with CYLW's Representatives, and prepare and make available such documents and take such other actions as CYLW may request in good faith, in connection with any filing, notice or Consent that CYLW is required or elects to make, give or obtain.

      5.4

Notification; Updates to Disclosure Schedule.

            (a) During the Pre-Closing Period, Exousia shall promptly notify CYLW in writing of:

                  (i) the discovery by Exousia of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a Breach of any representation or warranty made by Exousia in this Agreement;

                  (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a Breach of any representation or warranty made by Exousia in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

                  (iii) any Breach of any covenant or obligation of Exousia; and

                  (iv) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Section 7 or Section 8 impossible or unlikely.

            (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 5.4(a) requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then Exousia shall promptly deliver to CYLW an update to the Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by Exousia in this Agreement or in the Closing Certificate, or (ii) determining whether any of the conditions set forth in Section 7 has been satisfied unless CYLW and Exousia agree that such supplement or update shall constitute an amendment to this Agreement; provided, however, that if CYLW agrees to close the Transactions notwithstanding any Breach disclosed through any update of the Disclosure Schedule, CYLW shall not have the right to seek Damages with respect to such breach unless CYLW and Exousia have agreed to amend the Agreement to provide for such indemnity; and provided further, that if CYLW and Exousia cannot agree in good faith on an appropriate remedy for a breach that occurs prior to the Closing and close the Transactions and the Agreement is terminated, then CYLW's remedies will be limited as follows: (a) if the Breach existed as of the date of this Agreement, then CYLW shall be entitled to be reimbursed for its direct out of pocket professional fees for the Transactions; (b) if the breach is the result of any event, circumstance, or condition occurring or arising after the date of execution and prior to the Closing, then CYLW's sole remedy shall be termination of this Agreement.

      5.5

No Negotiation. Exousia shall ensure that, during the Pre-Closing Period, neither Exousia nor any of Exousia's Representatives directly or indirectly:

            (a) solicits or encourages the initiation of any inquiry, proposal or offer from any Person (other than CYLW) relating to any Acquisition Transaction;

            (b) participates in any discussions (other than the mere receipt of an unsolicited inquiry, proposal or offer that Exousia promptly reports in writing to CYLW) or negotiations with, or provides any non-public information to, any Person (other than CYLW) relating to any Acquisition Proposal; or

            (c) considers the merits of any unsolicited inquiry, proposal or offer from any Person (other than CYLW) relating to any Acquisition Transaction.

      5.6

Best Efforts. During the Pre-Closing Period, Exousia shall use their Best Efforts to cause the conditions set forth in Sections 7 and 8 to be satisfied on a timely basis.

      5.7

Confidentiality. Except for limited disclosures to Persons who are not parties to this Agreement in order to obtain Consents, Exousia shall ensure that, during the Pre-Closing Period:

            (a) Exousia and its Representatives keep strictly confidential the existence and terms of this Agreement;

            (b) neither Exousia nor any of its Representatives issues or disseminates any press release or other publicity or otherwise makes any disclosure of any nature (to any of Exousia's suppliers, customers, landlords, creditors or employees or to any other Person) regarding any of the Transactions, except to the extent that Exousia is required by law to make any such disclosure regarding the Transactions; and

            (c) if Exousia is required by law to make any disclosure regarding the Transactions, Exousia advises CYLW, at least five business days before making such disclosure, of the nature and content of the intended disclosure.

6.    PRE-CLOSING COVENANTS OF CYLW

      6.1

CYLW shall ensure that, during the Pre-Closing Period:

(a)

CYLW keep strictly confidential the proprietary and confidential information of Exousia.

7.    CONDITIONS PRECEDENT TO CYLW'S OBLIGATION TO CLOSE

      CYLW's obligation to consummate the Exchange at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by CYLW, in whole or in part, in accordance with Section 11.12):

      7.1

Satisfactory Completion of Pre-Acquisition Review. CYLW shall have satisfactorily completed its pre-acquisition investigation and review of Exousia's business, condition, assets, liabilities, operations, financial performance, net income and prospects and shall be satisfied with the results of that investigation and review.

      7.2

Accuracy of Representations.

            (a) Each of the Specified Representations shall have been accurate in all respects as of the Scheduled Closing Time as if made at the Scheduled Closing Time and as of the Closing as if made at the Closing, without giving effect to any update to the Disclosure Schedule.

            (b) All of the other representations and warranties made by Exousia in this Agreement (considered collectively), and each of said representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the Scheduled Closing Time as if made at the Scheduled Closing Time and as of the Closing, as if made at the Closing, each without giving effect to any update to the Disclosure Schedule.

      7.3

Performance of Obligations. All of the other covenants and obligations that Exousia are required to comply with or to perform at or prior to the Closing (considered collectively), and each of said covenants and obligations (considered individually), shall have been duly complied with and performed in all material respects.

      7.4

Approval of CYLW's Board of Directors; Consents.

            (a) CYLW's board of directors shall have ratified the execution of this Agreement by CYLW and shall have approved the consummation of the Transactions.

(b)

Each of the Consents identified in Part 3.27 of the Disclosure Schedule shall have been obtained and shall be in full force and effect.

      7.5

No Material Adverse Change. There shall have been no material adverse change in Exousia's business, condition, assets, liabilities, operations, financial performance, net income or prospects (or in any aspect or portion thereof) since September 30, 2006.

      7.6

Closing Documents. CYLW shall have received the following documents:

            (a) Exousia shall have received from Exousia’s counsel an opinion of such counsel stating that all of the Shares are validly issued and outstanding and that Exousia is legally and validly authorized to enter into and consummate the Transaction.

            (b) Exousia shall have executed and deliver to CYLW a certificate (the "Closing Certificate") setting forth the estimated Debt and the estimated Working Capital of Exousia as of the Closing Date and that (A) each of the representations and warranties made by Exousia and the Selling Shareholders in this Agreement was accurate in all respects as of the date of this Agreement, (B) except as expressly set forth in the Closing Certificate, each of the Specified Representations made by Exousia in this Agreement is accurate in all respects as of the Closing Date as if made on the Closing Date and each of the other representations and warranties made by Exousia in this Agreement is accurate in all material respects as of the Closing Date (without giving effect to any materiality exception within the representation or warranty), (C) each of the covenants and obligations that Exousia is required to have complied with or performed pursuant to this Agreement at or prior to the Closing has been duly complied with and performed in all respects.

            (d) Exousia shall have delivered to CYLW a statement (in such form as may be reasonably requested by counsel to CYLW) conforming to the requirements of Section 1.897-2(h)(1)(i) of the United States Treasury Regulations, (withholding requirements); and

            (e) such other documents as CYLW may request in good faith for the purpose of (i) evidencing the accuracy of any representation or warranty made by Exousia, (ii) evidencing the compliance by Exousia with, or the performance by Exousia of, any covenant or obligation set forth in this Agreement, (iii) evidencing the satisfaction of any condition set forth in this Section 7, or (iv) otherwise facilitating the consummation of or performance of any of the Transactions.

      7.7

No Proceedings. Since the date of this Agreement, there shall not have been commenced or threatened against CYLW, or against any Person affiliated with CYLW, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Transactions, or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

      7.8

No Claim Regarding Stock Ownership or Sale Proceeds. No Person shall have made or threatened any claim asserting that such Person (a) may be the holder or the beneficial owner of, or may have the right to acquire or to obtain beneficial ownership of, any capital stock or other securities of Exousia.

      7.9

No Prohibition. Neither the consummation nor the performance of any of the Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of, or cause CYLW or any Person affiliated with CYLW to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been proposed by or before any Governmental Body.

8.    CONDITIONS PRECEDENT TO EXOUSIA'S OBLIGATION TO CLOSE

      Exousia's obligation to consummate the Exchange at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Exousia, in whole or in part, in accordance with Section 11.12):

      8.1

Accuracy of Representations. All of the representations and warranties made by CYLW in this Agreement (considered collectively), and each of said representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Scheduled Closing Time as if made at the Scheduled Closing Time.

      8.2

CYLW's Performance. All of the other covenants and obligations that CYLW is required to comply with or to perform pursuant to this Agreement at or prior to the Closing (considered collectively), and each of said covenants and obligations (considered individually), shall have been complied with and performed in all material respects.

      8.3

Closing Documents. Exousia shall have received the following documents:

            (a) CYLW shall have executed and delivered to Exousia a certificate (the "Closing Certificate") that (A) each of the representations and warranties made by CYLW in this Agreement was accurate in all respects as of the date of this Agreement, (B) except as expressly set forth in the Closing Certificate, each of the Specified Representations made by CYLW in this Agreement is accurate in all respects as of the Closing Date as if made on the Closing Date and each of the representations and warranties made by CYLW in this Agreement is accurate in all material respects as of the Closing Date as if made on the Closing Date, and (C) each of the covenants and obligations that CYLW is required to have complied with or performed pursuant to this Agreement at or prior to the Closing has been duly complied with and performed in all respects.

9.   TERMINATION

      9.1

Termination Events. This Agreement may be terminated prior to the Closing:

            (a) by CYLW if (i) there is a material Breach of any covenant or obligation of Exousia, or (ii) CYLW reasonably determines that the timely satisfaction of any condition set forth in Section 7 has become impossible or impractical (other than as a result of any failure on the part of CYLW to comply with or perform its covenants and obligations under this Agreement);

            (b) by Exousia if (i) there is a material Breach of any covenant or obligation of CYLW, or (ii) the Exousia reasonably determines that the timely satisfaction of any condition set forth in Section 8 has become impossible or impractical (other than as a result of any failure on the part of Exousia to comply with or perform any covenant or obligation set forth in this Agreement);

            (c) by CYLW at or after the Scheduled Closing Time if any condition set forth in Section 7 has not been satisfied by the Scheduled Closing Time;

            (d) by Exousia at or after the Scheduled Closing Time if any condition set forth in Section 8 has not been satisfied by the Scheduled Closing Time;

            (e) by CYLW if the Closing has not taken place on or before January 1, 2007 (other than as a result of any failure on the part of CYLW to comply with or perform its covenants and obligations under this Agreement);

            (f) by Exousia if the Closing has not taken place on or before January 1, 2007 (other than as a result of the failure on the part of Exousia to comply with or perform any covenant or obligation set forth in this Agreement); or

            (g) by the mutual consent of CYLW and Exousia.

      9.2

Termination Procedures. If CYLW wishes to terminate this Agreement pursuant to Section 9.1(a), Section 9.1(c) or Section 9.1(e), CYLW shall deliver to Exousia a written notice stating that CYLW is terminating this Agreement and setting forth a brief description of the basis on which CYLW is terminating this Agreement.  If Exousia wishes to terminate this Agreement pursuant to Section 9.1(b), Section 9.1(d) or Section 9.1(f), Exousia shall deliver to CYLW a written notice stating that Exousia is terminating this Agreement and setting forth a brief description of the basis on which Exousia is terminating this Agreement.

      9.3

Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that:

            (a) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 10; and

            (b) Exousia shall, in all events, remain bound by and continue to be subject to Section 5.7.

10.   INDEMNIFICATION, ETC.

      10.1

Survival of Representations and Covenants.

            (a) The representations, warranties, covenants and obligations of each party shall survive (without limitation):

                  (i) the Exchange, the purchase and sale of the Purchased Shares and the other Transactions;

                  (ii) any sale or other disposition of Exousia or any assets of Exousia by CYLW; and

                  (iii) any Acquisition Transaction effected by or otherwise involving CYLW or Exousia.

            (b) The representations, warranties, covenants and obligations of Exousia, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or Knowledge of, any of the Indemnitees or any of their Representatives.

            (c) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by Exousia in this Agreement.

10.2

Indemnification by Exousia.

               (a) Exousia shall hold harmless and indemnify CYLW from and against, and shall compensate and reimburse CYLW for, any Damages which are directly or incurred by CYLW or to which CYLW may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and which arise directly from or as a direct result of, or are directly connected with any Breach of any representation, warranty, covenant or obligation made by Exousia in this Agreement (without giving effect to any update to the Disclosure Schedule) or in the Closing Certificate and any Proceeding relating directly or indirectly to any Breach or alleged Breach referred to herein (including any Proceeding commenced by the CYLW for the purpose of enforcing any of its rights under this Section 10).

            (b) Subject to Section (c), Exousia shall not be required to make any indemnification payment pursuant to this Section 10.2 until such time as the total amount of all Damages (including the Damages arising from such Breach and all other Damages arising from any other Breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by CYLW, or to which CYLW has otherwise become subject, exceeds $600,000.00. At such time as the total amount of such Damages exceeds $600,000.00, CYLW shall be entitled to be indemnified against any Damages in excess of $600,000.00.  Except as set forth in Section 10, in no event shall Exousia or any affiliate of Exousia be liable for any Damages arising under this Agreement in excess of $225,000.

            (c) The limitation on Exousia's indemnification obligations that is set forth in Section (b) shall not apply to (i) any Breach of any of the Specified Representations of Exousia, or (ii) any act or omission (including any violation of the securities laws) ruled by a non-appealable judgment to have been fraud by Exousia connection with the Transaction.

      10.3

Indemnification by CYLW.

            (a) CYLW hold harmless and indemnify Exousia from and against, and shall compensate and reimburse Exousia for, any Damages which are directly or incurred by Exousia or to which Exousia may otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and which arise directly from or as a direct result of, or are directly connected with any Breach of any representation, warranty, covenant or obligation made by CYLW in this Agreement (without giving effect to any update to the Disclosure Schedule) or in the Closing Certificate and any Proceeding relating directly or indirectly to any Breach or alleged Breach referred to herein (including any Proceeding commenced by Exousia for the purpose of enforcing any of its rights under this Section 10).

            (b) Subject to Section (c), CYLW shall not be required to make any indemnification payment pursuant to this Section 10.3 until such time as the total amount of all Damages (including the Damages arising from such Breach and all other Damages arising from any other Breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by Exousia, or to which Exousia has otherwise become subject, exceeds $600,000.00. At such time as the total amount of such Damages exceeds $600,000.00, Exousia shall be entitled to be indemnified against any Damages in excess of $600,000.00.  Except as set forth in Section 10, in no event shall CYLW or any affiliate of CYLW be liable for any Damages arising under this Agreement in excess of $225,000.

            (c) The limitation on CYLW's indemnification obligations that is set forth in Section (b) shall not apply to (i) any Breach of any of the Specified Representations of CYLW, or (ii) any act or omission (including any violation of the securities laws) ruled by a non-appealable judgment to have been fraud by CYLW connection with the Transaction.

11.    MISCELLANEOUS PROVISIONS

11.1

Further Assurances. Each party hereto shall execute and/or cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Transactions.

11.2

Fees and Expenses.

            (a) Exousia shall bear and pay all fees, costs and expenses (including all legal fees and expenses payable to counsel for Exousia, which Exousia shall pay at Closing that have been incurred or that are in the future incurred by,  on behalf of or for the benefit of Exousia or any of the Selling Shareholders in connection with:

                  (i) the negotiation, preparation and review of any term sheet or similar document relating to any of the Transactions;

                  (ii) the investigation and review conducted by CYLW and its Representatives with respect to Exousia's business (and the furnishing of information to CYLW and its Representatives in connection with such investigation and review);

                  (iii) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule), the other Transactional Agreements and all certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactional

                  (iv) the preparation and submission of any filing or notice required to be made or given in connection with any of the Transactions the obtaining of any Consent required to be obtained in connection with any of the Transactions; and

                  (v) the consummation and performance of the Transactions.

            (b) Subject to the provisions of Section 10 , CYLW shall bear and pay all fees, costs and expenses (including all legal fees and expenses payable to its counsel and auditors) that have been incurred or that are in the future incurred by or on behalf of CYLW in connection with:

                  (i) the negotiation, preparation and review of any term sheet or similar document relating to any of the Transactions;

                  (ii) the investigation and review conducted by CYLW and its Representatives with respect to Exousia's business;

                  (iii) the negotiation, preparation and review of this Agreement, the other Transactional Agreements and all certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions; and

                  (iv) the consummation and the performance of the Transactions.

11.3

Attorneys' Fees. If any legal action or other legal proceeding relating to any of the Transactional Agreements or the enforcement of any provision of any of the Transactional Agreements is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

11.4

Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile number set forth beneath the name of such party below (or to such other address or facsimile number as such party shall have specified in a written notice given to the other parties hereto):

            if to Exousia:

                EXOUSIA CORP.

8503 N. Fitzgerald Way

Missouri City, Texas 77459

Attention: J. Wayne Rodrigue, Jr.

            if to CYLW:

                CYBER LAW REPORTER, INC.

1240 Blalock Rd., Ste. 150

Houston, Texas 77055

Attention:  Jonathan Gilchrist

11.5

Publicity. Without limiting the generality of anything contained in Section 5.7, on and at all times after the Closing Date:

            (a) no press release or other publicity concerning any of the Transactions shall be issued or otherwise disseminated by or on behalf of Exousia, and Exousia shall continue to keep the existence and terms of this Agreement and the other Transactional Agreements strictly confidential; and

            (b) Exousia shall keep strictly confidential, and shall not use or disclose to any other Person, any non-public document or other information Exousia possession that relates directly or indirectly to the business CYLW or any affiliate of CYLW.

11.6

Time of the Essence. Time is of the essence of this Agreement.

11.7

Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

11.8

Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

11.9

Governing Law; Venue.

            (a) This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Texas (without giving effect to principles of conflicts of laws).

            (b) Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in the County of Harris, Texas. Each party to this Agreement:

                  (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the County of Harris, Texas (and each appellate court located in the State of Texas) in connection with any such legal proceeding;

                  (ii) agrees that each state and federal court located in the County of Harris, Texas shall be deemed to be a convenient forum; and

                  (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the County of Harris, Texas any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

            (c) Exousia agrees that, if any Proceeding is commenced against any Indemnitee by any Person in or before any court or other tribunal anywhere in the world, then such Indemnitee may proceed against Exousia in such court or other tribunal with respect to any indemnification claim or other claim arising directly or indirectly from or relating directly or indirectly to such Proceeding or any of the matters alleged therein or any of the circumstances giving rise thereto.

            (d) Exousia irrevocably waive the right to a jury trial in connection with any legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement.

11.10

Successors and Assigns. This Agreement shall be binding upon Exousia and its successors and assigns (if any) and CYLW and its successors and assigns (if any). This Agreement shall inure to the benefit of Exousia,  CYLW and the respective successors and assigns (if any) of the foregoing. CYLW may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 10), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person.

11.11

Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). Each of the parties agrees that:

            (a) in the event of any Breach or threatened Breach by a party to this Agreement of any covenant, obligation or other provision set forth in this Agreement, the other parties shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such Breach or threatened Breach; and

            (b) the party seeking specific performance or an injunction shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Proceeding.

11.12

Waiver.

            (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

            (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.13

Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of CYLW and Exousia.

11.14

Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

11.15

Parties in Interest. Except for the provisions of Section 10 hereof, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

11.16

Entire Agreement. The Transactional Agreements set forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof.

11.17

Construction.

            (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

            (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Agreement.

            (c) The words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

            (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

11.18

Negotiation of Disputes. If a dispute arises between the parties relating to the interpretation or performance of this Agreement or the grounds for the termination thereof, and the parties cannot resolve the dispute within thirty days of a written request by either party to the other, such dispute shall be referred to the Chief Executive Officer, Chief Financial Officer or General Counsel of CYLW and the Chief Executive Officer, Chief Financial Officer or General Counsel of Exousia for resolution. Such persons shall hold a meeting to attempt in good faith to negotiate a resolution of the dispute prior to pursuing other available remedies. If within 10 business days after such meeting, the Chief Executive Officer, Chief Financial Officer or General Counsel of CYLW and Chief Executive Officer, Chief Financial Officer or General Counsel of Exousia have not succeeded in negotiating a resolution of the dispute, such dispute may be resolved in accordance with Section 11.11.

The parties hereto have caused this Agreement to be executed and delivered as of December 31, 2006.

CYLW:

CYBER LAW REPORTER, INC.

By:__//s//Jonathan Gilchrist__________

         Jonathan Gilchrist

Its:______President_________________

Exousia:

                                 EXOUSIA CORP.

By:___//s// J. Wayne Rodrigue, Jr.______

J. Wayne Rodrigue, Jr.

Its:______Chairman_________________

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